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Exhibit 99.4

LIBERTY MEDIA CORPORATION

FORM OF NOTICE TO RIGHTS HOLDERS WHO ARE RECORD HOLDERS

Up to 29,450,846 Shares of Series C Liberty SiriusXM Common Stock
Issuable Upon Exercise of Transferable Rights*

        Enclosed for your consideration is a prospectus, dated May 14, 2020 (the "Prospectus"), relating to the offering (the "Rights Offering") by Liberty Media Corporation (the "Company") of transferable rights (the "Series C Liberty SiriusXM Rights") to subscribe for shares of the Company's Series C Liberty SiriusXM common stock, par value $0.01 per share ("Series C Liberty SiriusXM Common Stock"), by holders of record of the Company's Series A Liberty SiriusXM common stock, par value $0.01 per share ("Series A Liberty SiriusXM Common Stock"), Series B Liberty SiriusXM common stock, par value $0.01 per share ("Series B Liberty SiriusXM Common Stock"), and Series C Liberty SiriusXM Common Stock ("Record Date Stockholders") as of 5:00 p.m., New York City time, on May 13, 2020 (the "Record Date").

        Pursuant to the Rights Offering, the Company is issuing Series C Liberty SiriusXM Rights to subscribe for up to 29,450,846 shares of Series C Liberty SiriusXM Common Stock, on the terms and subject to the conditions described in the Prospectus (plus additional shares of Series C Liberty SiriusXM Common Stock which may be issued as a result of rounding fractional Series C Liberty SiriusXM Rights up to the nearest whole right described in the Prospectus). The Series C Liberty SiriusXM Rights may be exercised at any time during the subscription period, which commences on May 18, 2020. The Rights Offering will expire at 5:00 p.m., New York City time, on June 5, 2020, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Time"). The Series C Liberty SiriusXM Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol "LSXMR" until the Expiration Time.

        As described in the Prospectus, Record Date Stockholders received 0.0939 of a Series C Liberty SiriusXM Right for each share of Series A Liberty SiriusXM Common Stock, Series B Liberty SiriusXM Common Stock or Series C Liberty SiriusXM Common Stock held by such holder as of the Record Date. Each whole Series C Liberty SiriusXM Right entitles a holder (the "Rights Holder") to purchase one new share of Series C Liberty SiriusXM Common Stock, which is referred to as the "Basic Subscription." The total number of Series C Liberty SiriusXM Rights to be issued to each Record Date Stockholder was rounded up to the nearest whole number (after taking into account the aggregate number of Series C SiriusXM Rights each Record Date Stockholder would otherwise be entitled to receive in respect of the aggregate number of shares of Liberty SiriusXM common stock held of record by such Record Date Stockholder as a result of the Rights Offering). Such rounding was made with respect to each beneficial stockholder. The subscription price per share is $25.47 (the "Subscription Price"), which is equal to an approximate 20% discount to the volume weighted average trading price of the Series C Liberty SiriusXM Common Stock over the three trading day period beginning on May 6, 2020 and ending on (and including) May 8, 2020.

        If any shares of Series C Liberty SiriusXM Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the "Remaining Shares"), a Rights Holder that has exercised fully its Series C Liberty SiriusXM Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to these over-subscription privileges as the "Oversubscription Privilege."

        The Series C Liberty SiriusXM Rights will be evidenced by subscription certificates (the "Rights Certificates").

*
Plus additional shares of Series C Liberty SiriusXM Common Stock which may be issued as a result of rounding fractional Series C Liberty SiriusXM Rights up to the nearest whole right as described in the Prospectus.

        Enclosed are copies of the following documents:

  1.
  Prospectus, dated May 14, 2020;

  2.
  Rights Certificate and Instructions for Use; and

  3.
  Notice of Guaranteed Delivery.

        Your prompt attention is requested. To exercise Series C Liberty SiriusXM Rights, you should complete and sign the Rights Certificate and forward it, with payment of the Subscription Price in full for each share of Series C Liberty SiriusXM Common Stock subscribed for pursuant to the Basic Subscription and the Oversubscription Privilege to Broadridge Corporate Issuer Solutions, Inc. (the "Subscription Agent"), as indicated on the Rights Certificate. The Subscription Agent must receive the properly completed and duly executed Rights Certificate and full payment at or prior to the Expiration Time. You are responsible for the method of delivery of Rights Certificates, any necessary accompanying documents and payment of the Subscription Price to the Subscription Agent. If you send the Rights Certificates and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. There may be unexpected delays in mail processing times as a result of the coronavirus (COVID-19) pandemic. You should allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of any payment by uncertified check prior to the Expiration Time.

        You will have no right to rescind your subscription following the Subscription Agent's receipt of your payment of the Subscription Price, except as described in the Prospectus. Series C Liberty SiriusXM Rights not exercised at or prior to the Expiration Time will expire.

        ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: 1-888-789-8415.

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  Exhibit 99.4